Exhibit 99.1

This news release contains forward-looking statements, including statements regarding the completion of the Offer, and the Total Consideration or Base Consideration, as applicable, to be paid to holders of the Notes who tender their Notes prior to the Early Tender Deadline or prior to the Expiration Time, as applicable. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to the risk that the conditions to the Offer are not satisfied or waived by the Expiration Time, our ability to pay the Total Consideration or Base Consideration, as applicable and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Circuit, Inc. Announces Tender Offer For Any and All of Its 5.875% Senior Notes Due 2010

St. Petersburg, FL—July 28, 2009 - Jabil Circuit, Inc. (NYSE:JBL), announced today the commencement of a cash tender offer for any and all of its outstanding 5.875% Senior Notes due 2010 (the “Notes”). There is currently $300.0 million aggregate principal amount of the 2010 Notes outstanding. The tender offer (the “Offer”) is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated as of July 28, 2009. The Offer will expire at 12:00 midnight, New York City time, on August 24, 2009, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender (and do not withdraw) their Notes on or prior to the early tender deadline of 5:00 p.m., New York City time, on August 10, 2009, unless extended (the “Early Tender Deadline”), and whose Notes are accepted for payment, will receive the total consideration equal to $1,031.25 per $1,000 principal amount of the Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date. The Total Consideration includes an early tender premium of $31.25 per $1,000 principal amount of the Notes.

Holders who validly tender (and do not withdraw) their Notes after the Early Tender Date, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the base consideration equal to $1,000.00 per $1,000 principal amount of the Notes (the “Base Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date. Holders of Notes who tender after the Early Tender Deadline will not receive an early tender premium.

Holders who tender Notes on or prior to the Early Tender Deadline may withdraw such Notes at any time on or prior to the Early Tender Deadline. Holders who tender Notes after the Early Tender Deadline, but on or prior to the Expiration Time, may withdraw such Notes at any time on or prior to the Expiration Time.

The Offer is subject to customary conditions, including, among other things, a financing condition.

Provided that the conditions to the Offer have been satisfied or waived, Jabil will pay for Notes purchased in the Offer, together with accrued interest, on either the initial payment date or the final payment date, as applicable. Holders of Notes that have been validly tendered and accepted by Jabil by the Early Tender Deadline shall receive the Total Consideration and shall be paid on the initial payment date, which is expected to be promptly after satisfaction of the financing condition and following the Early Tender Deadline, provided that all other conditions to the Offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered and accepted by Jabil after the Early Tender Deadline, but on or prior to the Expiration Time, shall receive the Base Consideration only, and shall be paid on the final payment date, which is expected to be the business day immediately following the Expiration Time.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Jabil, the dealer manager, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer.

Jabil has engaged J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. to act as dealer managers for the Offer, IPREO to act as information agent for the Offer and The Bank of New York Mellon Trust Company, N.A. to serve as depositary for the Offer. Requests for documents may be directed to IPREO at (877) 746-3583 (toll free), or in writing to 111 River Street, 10th Floor, Hoboken, New Jersey, 07030, Attention: Aaron Dougherty. Questions regarding the offer may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect); or RBS Securities Inc. at (877) 297-9832 (toll free) or (203) 897-6145 (collect).

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.